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                                                                    EXHIBIT 23.5

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts", in the Proxy Statement of The Ackerley Group, Inc. that is made a part of the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. dated November 29, 2001 for the registration of its common stock and to the incorporation by reference therein of our report dated February 28, 2000 with respect to the consolidated financial statements and related financial statement schedule of SFX Entertainment, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in Clear Channel Communications, Inc.'s Current Report on Form 8-K dated June 14, 2000, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

New York, New York
November 28, 2001